                             ASSIGNMENT AND ASSUMPTION OF
                             PURCHASE AND SALE AGREEMENT



         THIS ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT (this "Assignment Agreement") is made and entered into as of the 18th day of August, 1997 (the "Effective Date"), by and between GRANITE GOLF GROUP, INC., a Nevada corporation ("Assignor"), and GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership ("Assignee").

         THE PARTIES ENTER THIS ASSIGNMENT AGREEMENT on the basis of the following facts, understandings and intentions:

         A. Assignor and Tiburon Limited Partnership, a Nebraska limited partnership ("Seller"), have entered into that certain Purchase and Sale Agreement dated as of May 19, 1997, as amended by that certain Amendment to Purchase and Sale Agreement dated as of August 18, 1997 (as amended, the "Purchase Agreement"), whereby Assignor agreed, subject to certain terms and conditions set forth therein, to acquire from Seller that certain real property, and improvements located thereon, as more particularly described in the Purchase Agreement (the "Property"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Purchase Agreement.

         B. Assignor desires to assign to Assignee, and Assignor desires to assume from Assignor, Assignor's right and obligation to acquire the Property, together with Assignor's right, title and interest in, to and under the Purchase Agreement on the terms and conditions set forth herein.

         C. At Closing, and in partial consideration of the terms and conditions of this Assignment Agreement, Assignee will cause Golf Trust of America, Inc., a Maryland corporation (the "Company") to convey 21,429 shares (the "Shares") of common stock of the Company, par value $0.01 per share, in a private placement offering (the "Offering").

         D. The rights and preferences of holders of the Shares are summarized in the final Prospectus of the Company dated February 6, 1997, and the documents incorporated therein, and all documents filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Act") (collectively, the "Offering Documents").

         NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

         1. ASSIGNMENT AND ASSUMPTION. As of the Effective Date, Assignor hereby assigns and transfers to Assignee, all of Assignor's right, title and interest in, to and under the Purchase Agreement, and, subject to Section 2 of this Assignment Agreement, Assignee hereby accepts Assignor's assignment and assumes all of Assignor's duties, obligations and responsibilities arising under the Purchase Agreement. Nothing contained in this Assignment Agreement shall release Assignor from any of its obligations under the Purchase Agreement.

         2. OBLIGATIONS NOT ASSUMED BY ASSIGNEE. Notwithstanding anything to the contrary contained in this Assignment Agreement, Assignee shall not assume the following obligations of Assignor under the Purchase Agreement, which obligations are specifically retained by Assignor:

              a. the obligation to deliver to Seller restricted stock of Granite Golf Group, Inc. with a value equal to $300,000 as part of the Purchase Price; and

              b.   the obligation to pay for any closing costs pursuant to
Section 6.7 of the Purchase Agreement.

         3. PAYMENTS AT CLOSING. At Closing, Assignor and Assignee shall make the following payments and deliveries:

              a.   ASSIGNOR PAYMENTS.  Assignor shall pay or deliver to Seller
(i) restricted stock of Granite Golf Group, Inc. having a value of $300,000, and
(ii) all closing costs required to be paid by Assignor pursuant to Section 6.7 of the Purchase Agreement.

              b. ASSIGNEE PAYMENTS. Assignee shall pay or deliver (i) to Seller through escrow $5,400,000 in same day funds, and wired to an account designated by escrow holder, and (ii) to Assignor a stock certificate representing the Shares.

         4.   POST-CLOSING PAYMENTS.

              a. ASSIGNOR PAYMENTS. Pursuant to the Purchase Agreement, within 30 days after both Assignor and Seller have accepted Assignor's 1997 financial statements regarding Assignor's operation of the Property, Assignor shall pay to Seller an additional $300,000 in cash, subject to the payment extension provided for in the Purchase Agreement, and the Cash Flow Payment, if any.

              b. ASSIGNEE PAYMENTS. Upon the terms and conditions of EXHIBIT B attached hereto (the "Contingent Purchase Price Formula"), Assignee shall cause the Company to deliver

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additional shares of common stock of the Company equal to the Contingent
Purchase Price (as defined in the Contingent Purchase Price Formula) to
Assignor.

         5. REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASE AGREEMENT. Assignor hereby represents and warrants to Assignee that: (i) there has been no prior assignment of the Purchase Agreement; (ii) there has occurred no default under the Purchase Agreement on the part of Assignor or, to Assignor's actual knowledge, on the part of Seller; and (iii) Assignee may rely on all of the representations and warranties made by Assignor to Seller pursuant to Article IV of the Purchase Agreement.

         6. REPRESENTATIONS AND WARRANTIES REGARDING ACQUISITION OF THE SHARES. In connection with the acquisition of the Shares by Assignor, Assignor makes the following representations and warranties for the benefit of Assignee and the Company:

              a. Assignor represents that it is an "accredited investor" as such term is defined in Rule 501 ("Rule 501") of Regulation D promulgated under the Act and that it is able to bear the economic risk of an investment in the Shares.

              b. Assignor acknowledges that it has prior investment experience, including investment in non-listed and non-registered securities, and the ability and expertise to evaluate the merits and risks of such an investment on its behalf.

              c. Assignor hereby represents that it has (i) received the Offering Documents and (ii) carefully reviewed the Offering Documents.

              d. Assignor hereby represents that it has been furnished by Assignee during the course of this transaction with all information regarding the Company which it has requested or desired to know; that it has been afforded the opportunity to ask questions of, and receive answers from, duly authorized officers or other representatives of the Company concerning the terms and conditions of the Offering, and has received any additional information which it has requested.

              e. Assignor hereby acknowledges that the offering of Shares has not been reviewed by, and the fairness of such Shares has not been determined by, the Commission or any state regulatory authority, since the Offering is intended to be a nonpublic offering pursuant to Section 4(2) of the Act. Assignor represents that the Shares being acquired by it are being acquired for its own account, for investment and not for distribution of the Shares to others.

              f. Assignor understands that the Shares have not been registered under the Act or any state securities or "blue sky" laws and are being sold in reliance on exemptions from the registration requirements of the Act and such laws.

              g. The undersigned, if acting in a representative or fiduciary capacity, has full power and authority to execute and deliver this Assignment Agreement, to make the representations and warranties specified herein, and to consummate the transactions contemplated herein on behalf of the subscribing partnership, trust, corporation or other entity for which the undersigned is acting and such partnership, trust, corporation, or other entity has full right and power to subscribe for Shares and perform its obligations pursuant to this Assignment Agreement.

              h. The Company may rely, and shall be protected in acting upon, any papers or other documents which may be submitted to it by the Assignor in connection with the Shares and which are believed by it to be genuine and to have been signed or presented by the proper party or parties, and the Company shall not have any liability or responsibility with respect to the form, execution or validity thereof.

              i. Assignor hereby represents that the address set forth on Page 1 of the Purchase Agreement is Assignor's principal business address.

              j. The foregoing representations, warranties and agreements, together with all other representations and warranties made or given by the undersigned to Assignee or the Company in any other written statement or document delivered in connection with the transactions contemplated hereby, shall be true and correct in all respects on and as of the date of this Assignment Agreement as if made on and as of such date and shall survive such date and if there should be any material change in such information prior to the Closing, the undersigned will immediately furnish such revised or corrected information to Assignee. Assignor understands that Assignee and the Company will rely upon the accuracy and truth of the foregoing representations, warranties and agreements, and Assignor hereby consents to such reliance.

         7.   LEASE AND PLEDGE AGREEMENT.

              a. As a condition to Assignee's performance of its obligations under this Assignment Agreement, at Closing Assignor shall deliver to Assignee executed counterparts of a lease in the form attached hereto as EXHIBIT B (the "Lease"), and pledge agreements in the forms attached to the Lease as EXHIBITS D and E (the "Pledge Agreements").

              b. As a condition to Assignor's performance of its obligations under this Assignment Agreement, at Closing, Assignee shall deliver to Assignor executed counterparts of the Lease and Pledge Agreements.

         8. INDEMNITY. Assignor shall indemnify and hold Assignee harmless from and against all claims, demands, losses, damages, expenses and costs including, but not limited to, reasonable attorneys' fees and expenses actually incurred, arising out of or in connection with Assignor's failure to observe, perform and discharge each and every one of the covenants, obligations and liabilities of "Buyer" under the Purchase Agreement to be observed, performed or discharged on, or relating to, or accruing with respect to the period prior to the date of this Assignment Agreement. Assignee shall indemnify and hold Assignor harmless from and against all claims, demands, losses, damages, expenses and costs including, but not limited to, reasonable attorneys' fees and expenses actually incurred, arising out of or in connection with Assignee's failure, from and after the date of this Assignment Agreement, to observe, perform and discharge each and every one of the covenants, obligations and liabilities assumed by Assignee with respect to the Purchase Agreement and relating to the period from and after the date of this Assignment Agreement.

         9. NOTICES. All notices, consents, approvals, waivers, and elections which any party shall be required or shall desire to make or give under this Assignment Agreement shall be in writing and shall be sufficiently made or given only when sent by (a) certified mail, return receipt requested,
(b) prepaid overnight delivery service with proof of delivery, or (c) electronic transmission with hard copy to follow as confirmation of receipt, addressed:

    to Assignor:        Granite Golf Group, Inc.
                        7226 N. 16th Street, Suite 200
                        Phoenix, Arizona 85020
                        Attention: T. Marney Edwards
                        Telephone:  (602) 861-8968
                        Facsimile:  (602) 861-0202

    with a copy to:     Ms. Lesa J. Storey
                        Fennemore Craig
                        3003 N. Central Avenue, Suite 2600
                        Phoenix, Arizona 85012-2913
                        Telephone:  (602) 916-5000
                        Facsimile:  (602) 916-5999

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    to Assignee:        Golf Trust of America, L.P.
                        14 North Adger's Wharf
                        Charleston, South Carolina 29401
                        Attn: David J. Dick
                        Telephone:  (803) 723-4653
                        Facsimile:  (803) 723-0479

    with a copy to:     O'Melveny & Myers LLP
                        Embarcadero Center West
                        275 Battery Street, Suite 2600
                        San Francisco, CA 94111-3305
                        Attn: Peter T. Healy, Esq.
                        Telephone:  (415) 984-8700
                        Facsimile:  (415) 984-8701

         10. GOVERNING LAW. This Assignment Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Nebraska.

         11. SELLER'S REMEDIES. Pursuant to the Purchase Agreement, Assignor has certain post-closing payment obligations (the "Post-Closing Obligations") to Seller. By signing below, Seller acknowledges that in the event of a default under the Post-Closing Payment Obligations, Seller's only remedy shall be to proceed against Assignor, and Seller shall have no rights whatsoever to proceed against Assignee, the Company or the Property.

         12. BINDING EFFECT. This Assignment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

         13. COUNTERPARTS. This Assignment Agreement may be executed in any number of counterparts, which counterparts, when considered together, shall constitute a single, binding, valid and enforceable agreement.

         IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment Agreement as of the day and year first above written.

                   ASSIGNEE:

                   GOLF TRUST OF AMERICA, L.P.,
                   a Delaware limited partnership

                   By:  GTA GP, Inc.,
                        a Maryland corporation
                   Its: General Partner

                        By:    /s/ W. Bradley Blair, II
                               W. Bradley Blair, II
                               Its CEO and President

                   ASSIGNOR:

                   GRANITE GOLF GROUP, INC.,
                   a Nevada corporation

                   By:   /s/ T. Marney Edwards
                         T. Marney Edwards
                         Its Chief Financial Officer


AGREED TO AND
ACKNOWLEDGED BY:

TIBURON LIMITED PARTNERSHIP,
a Nebraska limited partnership

By: Drella, Inc., a Nebraska corporation,
    Its: General Corporate Partner

    By:   /s/ Eric B. Waddington
          Eric B. Waddington
          Its President

                                      EXHIBIT A

                          CONTINGENT PURCHASE PRICE FORMULA


A. DEFINITIONS. For purposes of this EXHIBIT K, the following terms shall have the following meanings:

    (1) "ADJUSTED NET OPERATING INCOME" means the Conversion Date Net Operating Income divided by 1.135.

    (2)  "APPLICABLE TWELVE (12) MONTH PERIOD" means the Conversion Year.

    (3)  "CAPITALIZATION RATE" shall mean 10.50%.

    (4)  "COMPANY" means Golf Trust of America, Inc.

    (5) "COMPANY'S FIRST CALL FFO" means the consensus FFO per share estimate for the Company for the calendar year which includes the Conversion Date, subtracting the Company's capital expenditure reserve per share as estimated for that year as such estimate is reported by First Call (or, if First Call is no longer in general use within the securities industry, by such other reporting service as is then in general use within the securities industry) divided by the average of the Company's closing share price for the thirty (30) trading days immediately preceding the Conversion Date.

    (6) "CONVERSION DATE" means the April 30 following the date on which Assignee receives written notice that Assignor has irrevocably elected to receive the Contingent Purchase Price.

    (7) "CONVERSION DATE CAPITALIZATION RATE" shall mean the Company's First Call FFO, plus 200 basis points (but in no event less than the Capitalization
Rate).

    (8) "CONVERSION DATE NET OPERATING INCOME" means the Gross Operating Revenue for the Property LESS the Gross Operating Expenses for the Conversion Year.

    (9) "CONVERSION YEAR" means the calendar year immediately preceding the Conversion Date.

    (10) "CONVERSION NOTICE" shall mean a written notice delivered by Assignor to Assignee whereby Assignor elects to receive the Contingent Purchase Price. The Conversion Notice may only be given once and must be given on or before April 15 of a calendar year. If the Conversion Date is not given on or before

April 15, 2003, Assignor's right to receive the Contingent Purchase Price shall automatically and irrevocably terminate. The Conversion Notice may not be given prior to March 1, 1999.

    (11) "GROSS OPERATING EXPENSES" means the gross operating expenses of the Property for the Applicable Twelve (12) Month Period, calculated in accordance with generally accepted accounting principles consistently applied. For purposes of calculating Gross Operating Expenses, Assignee may make discretionary adjustments on a line item basis to reflect stabilized Gross Operating Expenses, including the following adjustments:

         (a) annual capital replacement reserves shall be included, as reasonably determined by Assignee;

         (b) annual cash expenditures (including depreciation) for golf carts shall be included, as reasonably determined by Assignee;

         (c) extraordinary expenditures (such as to repair storm damage) which are not anticipated to recur in the ordinary course shall be excluded, as reasonably determined by Assignee;

         (d) other adjustments to reflect stabilized Gross Operating Expenses, as reasonably determined by Assignee shall be made; and

         (e)  depreciation, amortization and debt service shall be excluded.


For purposes of determining the Contingent Purchase Price, Gross Operating Expenses will be adjusted upward by Assignee to the extent such expenses (or any major component thereof) have decreased at a compound annual rate greater than 2% per annum from the Base Year to the Conversion Year or more than 3% (on a year-to-year basis) from the year immediately preceding the Conversion Year, unless, Assignee shall determine that such expense reductions were of a nature so as to be reasonably expected to be sustained.

    (12) "GROSS OPERATING REVENUE" means the gross operating revenue of the Property, including revenue related to the golf course operations, food and beverage operations and sale of merchandise, for the Applicable Twelve (12) Month Period, calculated in accordance with generally accepted accounting principles consistently applied. For purposes of determining the Contingent Purchase Price, Gross Operating Revenue will be adjusted downward to the extent such revenue has increased by more than 5.0% from the year immediately preceding the Conversion

Year to the Conversion Year, unless Assignee shall have reasonably determined that such revenue increase can reasonably be expected to be sustained. Factors to determine sustainability shall include factors such as the creation of new demand generators (i.e., hotel development or condominium development) and the non-recurring nature of any revenue (i.e., a one-time tournament fee). Assignee shall further retain the right to make downward adjustments to Gross Operating Revenue so as to establish reasonable expectations of future cash flow results.

    (13) "NET INCREMENTAL INCOME AVAILABLE FOR CONTINGENT PURCHASE PRICE" means the Adjusted Net Operating Income for the Applicable Twelve (12) Month Period, increased by the annual capital replacement reserve included in the payment of base rent, preceding the Conversion Date less the rental payment made by the lessee of the Property for the same period.

    (14) "NET OPERATING INCOME" means the Gross Operating Revenue of the Property for the Applicable Twelve (12) Month Period LESS the Gross Operating Expenses for the same period.

B.  CONTINGENT PURCHASE PRICE.

    (1) Assignor shall have the right to receive the Contingent Purchase Price by delivering the Conversion Notice to Assignee; provided that the tenant under the lease at the Property shall have paid percentage rent on an annual basis for the prior calendar year. The Contingent Purchase Price shall equal the Net Incremental Income Available for Contingent Purchase Price divided by the Conversion Date Capitalization Rate.

    (2) Within forty-five (45) days of the Conversion Date, Assignor shall deliver to Assignee the number of shares of common stock of Golf Trust of America, Inc. that equals the Contingent Purchase Price divided by the per share common stock price of the Company on the Conversion Date.

D.  EXAMPLE.

         The calculation of the Contingent Purchase price is attached as SCHEDULE K-1 for purposes of illustration only.


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                                     SCHEDULE K-1

                         EXAMPLE OF CONTINGENT PURCHASE PRICE


                                       Sch. K-1

                                      EXHIBIT B

                                      THE LEASE